EXHIBIT 10.21

DIRECTOR’S SETTLEMENT AGREEMENT

DIRECTOR’S SETTLEMENT AGREEMENT, dated as of the 9th day of December, 2008 (“Agreement”), by and between Chancellor Group, Inc., a Nevada corporation, with offices at 216 South Price Road, Pampa, TX 79065 (“Chancellor ”), and   John C. Y. Lee, of 2/60 Hartwood Street, Kew East, Victoria 3102 Australia ("John Lee”), Chancellor  and John Lee are sometimes referred to herein as the “Parties”, or individually as a “Party”.
WHEREAS, John Lee has agreed to resign a director of Chancellor; and
WHEREAS, John Lee is due  260,000 shares of Chancellor’s  Common Stock, par value $.001 per share (“Common Stock”) for services previously rendered as a director of Chancellor; and
WHEREAS, the Parties wish to provide for settlement of the obligations of each respective Party to the other Party pursuant to the terms of this Agreement; and
WHEREAS, each of the Parties could attempt to assert claims against the other party; and
WHEREAS, the Parties desire to resolve all potential disputes with this Settlement Agreement.
NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties as follows:

1.	Settlement of Obligation between the Parties. The Parties shall make full settlement of obligations due John Lee for his services as a Director:
A.	Effective Date. The official date and time of termination of John Lee’s term as a director of Chancellor shall be 5:15 p.m. (Australian Eastern Standard Time), December 5, 2008.
B.
Payment.  Chancellor  shall pay John Lee the sum of $10,000 in full settlement of Chancellor ’s obligations to John Lee for unreimbursed expenses with regard to John Lee’s service as a director or otherwise.   Chancellor  shall not be required to pay John Lee any further fees or expense reimbursements, except as provided in C immediately below.

C.
Issuance of Common Stock. Chancellor shall issue to John Lee 260,000 shares of Common Stock in full settlement of Chancellor’s obligation to John Lee to issue shares of Chancellor Common Stock to John Lee for director’s fees.

2.
Release by John Lee.  In consideration for settlement of the termination of John Lee’s employment as provided hereinabove and the agreements of Chancellor  made as provided herein, John Lee, as releasor, remises, releases and forever discharges Chancellor, its respective subsidiaries, officers, directors, agents, representatives, successors and assigns, jointly and severally, from any and all debts, demands, actions, causes of action, suits, damages, claims and liabilities based on matters relating to John Lee’s service as a director of Chancellor or any other matter of whatever kind or nature, known or unknown, suspected or unsuspected, accrued or unaccrued, whether in law, equity or otherwise, and whether under contract, warranty, tort or otherwise, which John Lee ever had, now has or may have, claim or assert from the beginning of the world to the date of this Settlement Agreement, excepting for the obligations of Chancellor  under this Settlement Agreement.

3.
Release by Chancellor .  In consideration of the agreements of John Lee made as provided herein, Chancellor , as releasor, remises, releases and forever discharges John Lee, his respective, agents, representatives, heirs, successors and assigns, jointly and severally, from any and all debts, demands, actions, causes of action, suits, damages, claims and liabilities based on matters relating to John Lee’s service as a director of Chancellor or any other matter of whatever kind or nature, known or unknown, suspected or unsuspected, accrued or unaccrued, whether in law, equity or otherwise, and whether under contract, warranty, tort or otherwise, which Chancellor  ever had, now has or may have, claim or assert from the beginning of the world to the date of this Settlement Agreement, excepting for the obligations of John Lee under this Settlement Agreement.

4.
Confidential Treatment.  Except as required by law or applicable regulation, all business, customer, technology and financial information concerning Chancellor  (“Confidential Business Information”) shall be maintained in confidence by John Lee and shall not be disclosed to any third party, except for Confidential Business Information that is publicly available through Chancellor ’s filings under the Securities Exchange Act of 1934, as amended, or otherwise made public by Chancellor  or its licensor.  This Settlement Agreement, and the terms hereof, shall be maintained in confidence by the parties and shall not be disclosed to any third party.  Neither Chancellor  nor John Lee shall discuss this Settlement Agreement nor any of the transactions leading up to this Settlement Agreement with any other person, other than their respective counsel.

5.
Agreement Represents Compromise.  This Settlement Agreement represents a compromise of disputed claims and is not to be deemed or construed to be an admission of liability or of the truth of any fact on the part of any party.  By this Settlement Agreement, the parties intend merely to avoid the potential for protracted dispute.

6.
Governing Law and Venue. This Settlement Agreement shall be construed under the laws of the State of Texas pertaining to contracts made and to be performed in Texas, without giving effect to its choice of law provisions. The Parties hereto hereby consent to venue in any state or federal court within the State of Texas having jurisdiction over Gray County for all purposes in connection with this Agreement.

7.
Entire Agreement.  This Settlement Agreement embodies the entire agreement of the parties on the subject matter hereof and supersedes and replaces all prior agreements between the parties regarding these matters. It may not be changed or modified orally, but only by a writing signed by each of the parties to be bound by such changes or modification.

8.
Counterparts.  This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

9.
Attorney’s Fees.  In any litigation arising out of this Agreement, the prevailing party shall be entitled to reimbursement of reasonable attorney’s and costs associated with such litigation through all levels of appeals.

IN WITNESS WHEREOF, the parties have set their hands and seals to this Director’s Settlement Agreement which is effective as of the day and year first above written.

CHANCELLOR GROUP, INC.

By:	/s/ Thomas H. Grantham 12/11/08
Title: President

/s/ John C. Y. Lee
John C. Y. Lee